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                                                                     EXHIBIT 5.1




                                 July 23, 1997


Sterling Bancshares, Inc.
15000 Northwest Freeway
Houston, Texas 77040

Gentlemen:

                 We have acted as counsel for Sterling Bancshares, Inc., a Texas corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the offer and issuance of 1,730,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company made to the shareholders of First Houston Bancshares, Inc ("First Houston") in connection with the merger of First Houston with a wholly owned subsidiary of the Company pursuant to a Merger Agreement (the "Merger Agreement"), dated as of March 18, 1997, among the Company, a wholly owned subsidiary of the Company and First Houston.

                 As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                 Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued and sold by the Company will, when issued in accordance with the terms of the Merger Agreement as described in the Registration Statement, be validly issued, fully paid and nonassessable.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" therein.

                                        Very truly yours,


                                        Andrews & Kurth L.L.P.
2691/1173/1198